UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 27, 2022

Monroe Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00866	27-4895840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 258-8300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	MRCC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

On December 27, 2022, Monroe Capital Corporation (the “Company”) entered into Amendment No. 5 to the Second Amended and Restated Senior Secured Revolving Credit Agreement (the “Amendment”) with certain lenders party thereto and ING Capital LLC, as administrative agent. The Amendment amends the Company’s Second Amended and Restated Senior Secured Revolving Credit Agreement (the “Credit Facility”) to, among other things, (i) extend the period during which the Company may make draws on the facility from expiring on March 31, 2023 to expiring on December 27, 2026 and extend the final maturity date from March 31, 2024 to December 27, 2027, (ii) increase the advance rate against certain types of assets in the Company’s portfolio, with corresponding adjustments to the concentration limits, and (iii) replace LIBOR benchmark provisions with term SOFR benchmark provisions. The size, applicable margin and other significant terms of the Credit Facility remain unchanged.

The Credit Facility continues to be secured by substantially all of the Company’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Company). The credit agreement and related agreements governing the Credit Facility require the Company to, among other things, (i) make representations and warranties regarding the collateral as well as the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar revolving credit facilities, including covenants related to: (A) limitations on the incurrence of additional indebtedness and liens, (B) limitations on certain investments, (C) limitations on certain asset transfers and restricted payments, (D) maintaining minimum levels of asset coverage, senior debt coverage and net worth, and (E) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Company and certain of its subsidiaries. The credit agreement and related documents also include usual and customary default provisions such as the failure to make timely payments under the facility, the occurrence of a change in control and the failure by the Company to materially perform under the credit agreement and related agreements governing the facility, which, if not complied with, could accelerate repayment under the facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

In addition to the asset coverage and senior debt coverage ratios noted above, borrowings under the Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Company’s portfolio.

Borrowings under the Credit Facility will continue to be subject to the facility’s various covenants and the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Amendment and is qualified in its entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 5 to Second Amended and Restated Senior Secured Revolving Credit Agreement among the Company, as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated December 27, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONROE CAPITAL CORPORATION

By:	/s/ Lewis W. Solimene, Jr.
Name:	Lewis W. Solimene, Jr.
Title:	Chief Financial Officer

Dated: December 28, 2022